UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) February 13, 2009
LIGHTING SCIENCE GROUP CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-20354	23-2596710

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
2100 McKinney Avenue, Suite 1515, Dallas, Texas 75201
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code (214) 382-3630
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 — Registrant’s Business and Operations
Item 1.01. Entry into a Material Definitive Agreement.
On February 13, 2009, Lighting Science Group Corporation (the “Company”) borrowed an aggregate principal amount of $3 million from Pegasus Partners IV, L.P. (“Pegasus IV”) pursuant to an unsecured Promissory Note executed by the Company to Pegasus IV (the “Note”). Pursuant to the Note, the Company may borrow an additional $4 million from Pegasus IV on or after February 27, 2009, upon notice by the Company to Pegasus IV. Interest on any outstanding principal balance pursuant to the Note accrues at the rate of 8% per annum. Except as described below, all principal and accrued interest on the Note is due on June 30, 2009, and the Note may be prepaid in whole or in part at any time without premium or penalty. The Note is immediately due and payable upon the Company’s failure to pay any of its material debts when due. The Company expects that the loan proceeds will be used to finance the Company’s working capital requirements.
As a condition to entering into the Note, Pegasus IV and the Company entered into a letter agreement dated February 13, 2009 between the Company and Pegasus IV (the “Letter Agreement”). Pursuant to the terms of the Letter Agreement and the Note, the Company agreed to use its best efforts to conduct a rights offering during the second fiscal quarter of 2009 (the “Offering”) for preferred or common stock of the Company, the net proceeds of which would raise approximately $30 million. The Note and the Letter Agreement require that any net cash proceeds of an Offering generally be applied to the payment of: (i) the unpaid principal amount of the Note, together with accrued interest thereon; (ii) the unpaid principal amount of the Company’s outstanding unsecured bridge loans, together with accrued interest thereon; (iii) the anticipated cash needs of the Company during 2009, net of other available financings; and (iv) the Company’s outstanding borrowings that are guaranteed by Pegasus Capital Advisors, L.P. (“Pegasus Capital”) or an affiliate of Pegasus Capital.
The Letter Agreement more specifically defines the basic terms of the Offering. Specifically, the holders of the Company’s common stock, 6% Convertible Preferred Stock, Series B Preferred Stock, and warrants to purchase common stock (the “Holders”) would receive one subscription right to purchase one share of Series D Non-Convertible Preferred Stock, par value $0.001 per share (“Series D Preferred Stock”), and one warrant (the “Warrants”) to purchase common stock of the Company for every one share of common stock issued (or issuable upon conversion or exercise) to such Holder on the record date of the Offering. Additionally, each employee of the Company would be entitled to participate in the Offering for an aggregate amount of up to 10% of the rights offered to the Holders. The source of the rights allocated to employees would be determined at the time of the Offering. The Offering would remain open for a period of 30 days. The Series D Preferred Stock issued pursuant to the Offering would be entitled to a cumulative annual dividend of 25%, but 17% of such annual dividend would be credited to the account of the holder and could only be used for purposes of satisfying the exercise price payable upon exercise of the Warrants. The Series D Preferred Stock would rank junior to the liquidation preferences of the holders of the Company’s 6% Convertible Preferred Stock, Series B Preferred Stock and Series C Preferred Stock but senior to the holders of common stock and would have to be redeemed by the Company on the eighth anniversary of the date of issuance or upon a change of control of the Company. Except as required by law, the Series D Preferred Stock would not have voting rights. The Warrants issued pursuant to the Offering would have an exercise price of $6.00 per share and a term of 12 years.
Although the Company is contractually obligated to use its best efforts to conduct the Offering, the Company may seek to negotiate different terms for the Offering depending upon market conditions at that time.

THIS NOTICE SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES.
As of January 12, 2009, Pegasus IV beneficially owned approximately 69.9% of the common stock of the Company. Pegasus IV is a private equity fund managed by Pegasus Capital.
A copy of the Note and the Letter Agreement are filed as Exhibits 10.1 and 10.2 to this Current Report on Form 8-K and are incorporated herein by reference. You are encouraged to read the Note and the Letter Agreement for a more complete understanding of their terms. The foregoing descriptions of the Note and the Letter Agreement are qualified in their entirety by reference to the full text of the Note and the Letter Agreement.
Section 2 – Financial Information
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
See Item 1.01 for a description of the Company’s financial obligation pursuant to the Note.
Section 9 — Financial Statements and Exhibits
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

Number	Exhibit
10.1	Promissory Note, dated February 13, 2009, made by Lighting Science Group Corporation in favor of Pegasus Partners IV, L.P.

10.2	Letter Agreement, dated February 13, 2009, between Lighting Science Group Corporation and Pegasus Partners IV, L.P.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIGHTING SCIENCE GROUP CORPORATION
Date: February 20, 2009	By:	/s/ Stephen Hamilton
		Name:	Stephen Hamilton
		Title:	Vice President – Finance

EXHIBIT INDEX

Number	Exhibit
10.1	Promissory Note, dated February 13, 2009, made by Lighting Science Group Corporation in favor of Pegasus Partners IV, L.P.

10.2	Letter Agreement, dated February 13, 2009, between Lighting Science Group Corporation and Pegasus Partners IV, L.P.